EXHIBIT 99.1

Taylor Capital Group, Inc. Announces Annual Meeting Date

Taylor Capital Group, Inc. and Cole Taylor Bank Board of Directors

Appoints New Directors

Rosemont, IL - February 14, 2008 - Taylor Capital Group, Inc. (Nasdaq: TAYC) today announced that it has established Thursday, June 12, 2008 as the date of the Company's Annual Meeting of Shareholders.

Bruce W. Taylor, Chairman and Chief Executive Officer of Taylor Capital Group, Inc. and Chairman of Cole Taylor Bank, also announced the appointment of Mark A. Hoppe to Taylor Capital Group, Inc. and Cole Taylor Bank Board of Directors. Hoppe recently joined the company as President of Taylor Capital Group, Inc. and CEO and President of Cole Taylor Bank. Most recently, Hoppe was an Executive Vice President with LaSalle Bank N.A. and Chief Executive Officer of LaSalle Bank Midwest.

Additionally, Taylor announced the appointments of Thomas J. Hennessy and Eric Wasowicz to Cole Taylor Bank Board of Directors. Hennessy retired in 2007 from his position at Cole Taylor Bank as the Group Senior Vice President of Commercial Real Estate, a position he held for more than 25 years. Wasowicz was co-CEO of Greenbrier & Russell, Inc. an IT services company he co-founded in 1984.

Noting the depth and breadth of experience the new directors bring to both boards, Taylor said "We are very fortunate to have Mark Hoppe, Tom Hennessy and Eric Wasowicz serving on the Board of Directors. Each individual brings strong backgrounds and experience and we expect their insights and contributions to be wide ranging."

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank-holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 10 banking centers throughout the Chicago metropolitan area.

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Contact:

For Taylor Capital Group, Inc.

Ilene Stevens

(847-653-7731)